Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statement of Live Ventures Incorporated as of December 31, 2022, for the year ended September 30, 2022, and for the three months ended December 31, 2022

Introduction

Flooring Liquidators Acquisition

On January 18, 2023, Live Ventures acquired 100% of the issued and outstanding equity interests of Flooring Liquidators, Inc., Elite Builder Services, Inc., 7 Day Stone, Inc., Floorable, LLC, K2L Leasing, LLC, and SJ & K Equipment, Inc. (collectively, the “Acquired Companies”). The Acquired Companies are leading retailers and installers of floors, carpets, and countertops to consumers, builders and contractors in California and Nevada.

The acquisition was pursuant to a Securities Purchase Agreement with an effective date of January 18, 2023 by and among the Company, Buyer, Stephen J. Kellogg, as the seller representative of the equity holders of the Acquired Companies and individually in his capacity as an equity holder of the Acquired Companies, and the other equity holders of the Acquired Companies. The purchase price for the Equity Interests was $85.0 million less Estimated Indebtedness (other than Repaid Indebtedness), Estimated Selling Expenses (inclusive of $1.2 million of transaction bonuses which are deemed to be assumed liabilities for accounting purposes, such that the net purchase price for accounting purposes is $83.8 million), the RSU Value and the Retention Bonus (each as defined in the Purchase Agreement). On the Effective Date, the Purchase Price was paid as follows:

•
$41.4 million in cash to the Seller Representative (on behalf of and for further distribution to the Sellers), calculated as follows: (A) the Purchase Price minus (B) the Holdback Amount of $2.0 million (defined in the Purchase Agreement), minus (C) the Note Amount (defined below) minus (D) the Share Amount (defined below), minus (E) Estimated Selling Expenses of $1.6 million (inclusive of $1.2 million of transaction bonuses), and minus (F) $2.0 million of additional consideration (described below) and was funded in part through cash in the Acquired Companies’ bank accounts on the Effective Date;
•
$34.0 million (the “Note Amount”) to certain trusts for the benefit of Kellogg and members of his family (the “Kellogg Trusts”) pursuant to the issuance by Buyer of a subordinated promissory note (the “Note”) in favor of the Kellogg Trusts;
•
$4.0 million to the Kellogg 2022 Family Irrevocable Nevada Trust by issuance of 116,441 shares of Parent Common Stock (as defined in the Purchase Agreement) (the “Share Amount”), calculated in the manner described in the Purchase Agreement; and
•
$2.0 million of additional consideration, comprised of $1.0 million in cash and $1.0 million in restricted stock units

Proforma information

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of the Company.

The unaudited pro forma condensed combined financial information does not give effect to any operating or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company's financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

As of December 31, 2022, proforma total assets, liabilities, and total shareholders’ equity would have been approximately $364.7 million, $263.1 million, and $101.6 million, respectively. If the transaction had occurred on October 1, 2021, the pro forma statement of operations for the year ended September 30, 2022 would have reflected net income of approximately $25.0 million. Pro forma basic and diluted income per share would have decreased by $0.21 and $0.20 per common share to $7.73 and $7.64, respectively. Additionally, the pro forma statement of operations for the three months ended December 31, 2022 would have reflected a net loss of approximately $859,000. Pro forma basic and diluted income per share would have decreased by $0.87 per common share to a loss of $0.27 and $0.27, respectively.

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

DECEMBER 31, 2022

(dollars in thousands)

	Live Historical	Flooring Liquidators Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash	$12,765	$12,428	$(24,421)	a	$772
Trade receivables, net	20,579	4,815	—		25,394
Inventories, net	97,484	20,457	—		117,941
Notes receivable	3,845	9,830	(9,821)	b	3,854
Prepaid expenses and other current assets	2,377	4,476	—		6,853
Total current assets	137,050	52,006	(34,242)		154,814
Property and equipment, net	63,474	4,678	—		68,152
Right of use asset - operating leases	33,388	—	14,712	c	48,100
Right of use asset - finance leases	—	—	387	c	387
Deposits and other assets	820	670	—		1,490
Intangible assets, net	3,591	—	24,124	d	27,715
Goodwill	40,781	—	23,270	e	64,051
Total assets	$279,104	$57,354	$28,251		$364,709
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$7,483	$5,189	$—		$12,672
Accrued liabilities	15,124	2,652	—		17,776
Customer deposits	—	3,396	—		3,396
Income taxes payable	—	433	—		433
Current portion of long-term debt	26,064	4,575	(4,278)	f	26,361
Lease obligation short term - operating leases	8,071	—	2,668	c	10,739
Lease obligation short term - finance leases	214	—	129	c	343
Current portion of notes payable related parties	2,000	—	—		2,000
Total current liabilities	58,956	16,245	(1,481)		73,720
Long-term debt, net of current portion	59,889	45	48,294	f	108,228
Lease obligation long term - operating leases	29,890	—	12,044	c	41,934
Lease obligation long term - finance leases	19,631	—	258	c	19,889
Notes payable related parties, net of current portion	2,000	—	5,000	f	7,000
Deferred taxes	8,874	—	—		8,874
Other non-current obligations	1,479	—	2,000	f	3,479
Total liabilities	180,719	16,290	66,115		263,124
Commitments and contingencies
Stockholders' equity:
Common stock	2	1,439	(1,439)	g	2
Paid-in capital	65,321	—	3,200	g	68,521
Treasury stock common	(7,836)	—	—		(7,836)
Treasury stock Series E preferred	(7)	—	—		(7)
Retained earnings	41,353	39,625	(39,625)	g	41,353
Equity attributable to Live stockholders	98,833	41,064	(37,864)		102,033
Non-controlling interest	(448)	—	—		(448)
Total stockholders' equity	$98,385	$41,064	$(37,864)		$101,585
Total liabilities and stockholders' equity	$279,104	$57,354	$28,251		$364,709

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2022

(dollars in thousands, except per share amounts)

	Live Historical	Flooring Liquidators Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$286,913	$127,645	$(5,039)	a	$409,519
Cost of revenues	189,086	78,466	(3,005)	a	264,547
Gross profit	97,827	49,179	(2,034)		144,972

Operating expenses:
Sales, general and administrative expenses	66,990	35,112	3,539	b	105,641
Impairment expense	4,910	—	—		4,910
Total operating expenses	71,900	35,112	3,539		110,551
Operating income	25,927	14,067	(5,573)		34,421
Other (expense) income:
Interest expense, net	(4,209)	(247)	(5,064)	c	(9,520)
Gain on bankruptcy settlement	11,352	—	—		11,352
Loss on debt extinguishment	(84)	—	—		(84)
Other (expense) income	(1,370)	1,413	—		43
Total other income, net	5,689	1,166	(5,064)		1,791
Income before provision for income taxes	31,616	15,233	(10,637)		36,212
Provision for income taxes	6,875	4,343	—		11,218
Net income (loss)	24,741	10,890	(10,637)		24,994
Net income attributable to non-controlling interest	—	—	—		—
Net income attributable to Live stockholders	$24,741	$10,890	$(10,637)		$24,994

Income per share:
Basic	$7.94				$7.73
Diluted	$7.84				$7.64

Weighted average common shares outstanding:
Basic	3,116,214			d	3,232,655
Diluted	3,155,535			d	3,271,976

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2022

(dollars in thousands, except per share amounts)

	Live Historical	Flooring Liquidators Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$68,986	$33,280	$(1,399)	a	$100,867
Cost of revenues	47,042	19,711	(866)	a	65,887
Gross profit	21,944	13,569	(533)		34,980

Operating expenses:
Sales, general and administrative expenses	17,377	12,714	885	b	30,976
Total operating expenses	17,377	12,714	885		30,976
Operating income (loss)	4,567	855	(1,418)		4,004
Other (expense) income:
Interest expense, net	(2,047)	(119)	(1,266)	c	(3,432)
Other income (expense)	(61)	9	—		(52)
Total other (expense) income, net	(2,108)	(110)	(1,266)		(3,484)
Income (loss) before provision for income taxes	2,459	745	(2,684)		520
Provision for income taxes	615	764	—		1,379
Net income (loss)	1,844	(19)	(2,684)		(859)
Net income attributable to non-controlling interest	—	—	—		—
Net income (loss)	$1,844	$(19)	$(2,684)		$(859)

Income (loss) per share:
Basic	$0.60				$(0.27)
Diluted	$0.60				$(0.27)

Weighted average common shares outstanding:
Basic	3,059,035			d	3,175,476
Diluted	3,089,741			d	3,144,770

LIVE VENTURES INCORPORATED

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The unaudited pro forma condensed combined financial statements are based on Live’s and Flooring Liquidators historical financial statements as adjusted to give effect to the acquisition of Flooring Liquidators.

The unaudited pro forma combined statements of operations for the year ended September 30, 2022 gives effect to the Flooring Liquidators acquisition as if it had occurred on October 1, 2021. Live’s fiscal year was October 1, 2021 to September 30, 2022, and the combined proforma statement of operations represents this period.

The unaudited pro forma combined statements of operations for the three months ended December 31, 2022 gives effect to the Flooring Liquidators acquisition as if it had occurred on October 1, 2022. The statement of operations for “Live Historical” includes proforma financial results for the period of October 1, 2022 to December 31, 2022. The statement of operations for “Flooring Liquidators Historical” includes the actual results for Flooring Liquidators for the period of October 1, 2022 to December 31, 2022.

The unaudited pro forma combined balance sheets as of December 31, 2022 give effect to the Flooring Liquidators acquisition as if it had occurred on December 31, 2022.

Note 2. Preliminary purchase price allocation

The following table shows the preliminary allocation of the purchase price for Flooring Liquidators to the acquired identifiable assets, liabilities assumed and pro forma goodwill (dollars in thousands):

Accounts payable	5,189
Accrued liabilities	6,481
Debt	4,557
Total liabilities assumed	16,227
Total consideration	94,927
Cash	12,428
Accounts receivable	4,823
Inventory	20,457
Property, plant and equipment	4,678
Intangible assets	24,124
Other assets	5,147
Total assets acquired	71,657
Total goodwill	$23,270

Note 3. Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(a)
Reflects cash paid to seller, net of debt proceeds.
(b)
Reflects the reversal of affiliate note under terms of the acquisition agreement.
(c)
Reflects the fair value of operating and finance Right-of-Use assets acquired and lease liabilities assumed, and the adoption of ASC 842 (“Leases”).
(d)
Reflect the fair value of intangible assets acquired based on independent third-party appraisal.

(e)
Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Flooring Liquidator’s identifiable assets acquired and liabilities assumed as presented in Note 2.
(f)
Reflects Flooring Liquidator’s current and long-term debt and the seller’s note to finance the acquisition.
(g)
Reflects the elimination of Flooring Liquidator’s shareholders’ equity, and additional paid in capital related to Live stock issued.

Adjustments to the pro forma condensed combined statement of operations

(a)
Reflects the elimination of revenues and costs of revenues associated with sales between Flooring Liquidators and the Company prior to the acquisition.
(b)
Reflects amortization expense of intangible assets based on the preliminary fair value at acquisition date.
(c)
Reflects interest expense that would have been incurred as a result of the acquisition financing obtained by the Company.
(d)
Reflects the revised basic and diluted shares outstanding when including the 116,441 Live shares of its common stock issued by the Company as part of the purchase consideration.